Exhibit 99.1

American Eagle Outfitters Reports Record First Quarter Revenue

6.5.19

Total Revenues Increase 8%, Comparable Sales Rise 6%

Strength Across Brands and Channels

$20 Million of Share Repurchases Completed

PITTSBURGH – (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today reported EPS of $0.23 for the quarter ended May 4, 2019, compared to $0.22 for the quarter ended May 5, 2018. Excluding restructuring charges of $0.01, the company’s adjusted EPS increased 4% to $0.24, compared to adjusted EPS of $0.23 last year.

Jay Schottenstein, AEO’s Chairman and Chief Executive Officer commented, “2019 is off to a positive start and we are especially pleased to deliver first quarter sales and EPS growth ahead of our expectations. American Eagle and Aerie continue to leverage strong brand equity, compelling product, and leading customer engagement across stores and digital, resulting in our 17th consecutive quarter of positive comparable sales. AE’s ongoing market share gains are led by its dominant jeans business, and Aerie’s consistent double-digit growth has been fueled by the brand’s strong appeal to both existing and new customers. Looking ahead, we see significant runway for each of our brands. We are committed to improved profit flow through as we begin to lap our 2018 investments, to support continued earnings growth and attractive shareholder returns.”

Adjusted amounts are based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

First Quarter 2019 Results

•	Total net revenue increased $63 million, or 8% to a record $886 million compared to $823 million last year.

•	Consolidated comparable sales increased 6%, following a 9% comparable sales increase last year.

•

By brand, American Eagle’s comparable sales increased 4%, following a 4% increase last year. Aerie’s comparable sales increased 14%, building on a 38% increase last year and marking the 18th consecutive quarter of double-digit comps.

•

Gross profit rose 7% to $325 million from $304 million. The gross margin rate of 36.7% compared to 37.0% last year. Rent leverage and improved product costs were offset by increases in markdowns and delivery expense.

•

Selling, general and administrative expense of $231 million increased 50 basis points to 26.0% as a rate to revenue compared to 25.5% last year. Strategic investments in the stores organization, which began midway through 2018, led to increased compensation expense. Advertising and professional services also contributed to the 10% increase from $210 million last year.

•	Depreciation expense increased 7% to $45 million from $42 million last year and was flat as a rate to revenue at 5.1%.

•

Operating income of $48 million, which included $1.5 million of restructuring charges, compared to $51 million last year. Adjusted operating income of $49 million declined 6% when compared to the adjusted $52 million figure last year. The adjusted operating margin of 5.6% compared to 6.4% last year.

•	Other income of $4 million primarily consisted of interest income, as well as foreign currency fluctuations.

•	EPS of $0.23 compared to $0.22 last year. Excluding restructuring charges of $0.01, the company’s adjusted EPS increased 4% to $0.24, compared to adjusted EPS of $0.23 last year.

Restructuring Charges

In the first quarter of 2019, the company incurred restructuring charges primarily related to severance and closure costs for company-owned and operated stores in China, totaling $1.5 million, or approximately $0.01 per share. This compared to $1.6 million in charges in the first quarter of 2018, or approximately $0.01 per share, which primarily related to corporate severance.

Inventory

Total ending inventories at cost increased 13% to $456 million. Ending inventory units were up 10%. The increase compared to the prior year reflected strong demand and expanded collections for American Eagle jeans and new store growth for Aerie. Additionally, the company ended the quarter with 12 clearance stores, up from 5 stores last year, which also contributed to the increase in ending inventory.

Capital Expenditures

In the first quarter, capital expenditures totaled $37 million, primarily related to store remodeling projects and new openings, with the balance primarily in support of the digital business and corporate IT. We continue to expect annual capital expenditures to be in the range of $200 to $215 million.

Shareholder Returns, Cash and Investments

During the first quarter, the company returned $44 million to shareholders through cash dividends and share repurchases. We paid cash dividends of $24 million and repurchased approximately 911,000 shares for $20 million. At quarter-end, approximately 10.8 million shares remained under the current repurchase authorization. As a result of strong free cash flow, we ended the first quarter with total cash and investments of $350 million compared to $310 million last year.

Store Information

During the quarter, the company opened 7 American Eagle stores and closed 5, ending with 936 American Eagle stores, including 151 Aerie side-by-side locations. Additionally, the company opened 4 Aerie stand-alone stores, ending with 119 Aerie stand-alone stores. Internationally, the company ended the quarter with 235 licensed stores compared to 217 last year. For additional store information, see the accompanying table.

Second Quarter Outlook

Based on an anticipated comparable sales increase in the low single digits, management expects second quarter 2019 EPS to be approximately $0.30 to $0.32. This guidance excludes potential asset impairment and restructuring charges. Last year the company reported EPS of $0.34 for the second quarter.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or 1-201-689-8562 (international) and provide the Conference ID 13689506 or go to http://investors.ae.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 24 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including second quarter 2019 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019 and in any subsequently-filed Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for second quarter 2019 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	May 4, 2019	February 2, 2019	May 5, 2018
ASSETS
Cash and cash equivalents	$304,671	$333,330	$289,700
Short-term investments	45,000	92,135	20,000
Merchandise inventory	456,160	424,404	404,264
Accounts receivable	73,836	93,477	72,800
Prepaid expenses and other	70,936	102,907	87,832

Total current assets	950,603	1,046,253	874,596

Property and equipment, net	744,670	742,149	732,179
Operating lease right-of-use assets	1,444,225	—	—
Intangible assets, including goodwill	57,221	58,167	60,928
Non-current deferred income taxes	20,951	14,062	9,105
Other assets	37,683	42,747	54,106

Total Assets	$3,255,353	$1,903,378	$1,730,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$231,760	$240,671	$207,774
Current portion of operating lease liabilities	266,819	—	—
Accrued income and other taxes	25,146	20,064	22,048
Accrued compensation and payroll taxes	29,425	82,173	27,904
Unredeemed gift cards and gift certificates	42,025	53,997	39,918
Other current liabilities and accrued expenses	54,622	145,740	137,160

Total current liabilities	649,797	542,645	434,804

Non-current operating lease liabilities	1,328,663	—	—
Other non-current liabilities	35,142	73,178	88,729

Total non-current liabilities	1,363,805	73,178	88,729

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	570,443	574,929	565,033
Accumulated other comprehensive income	(35,354)	(34,832)	(34,936)
Retained earnings	2,028,627	2,054,654	1,904,190
Treasury stock	(1,324,461)	(1,309,692)	(1,229,402)

Total stockholders’ equity	1,241,751	1,287,555	1,207,381

Total Liabilities and Stockholders’ Equity	$3,255,353	$1,903,378	$1,730,914

Current Ratio	1.46	1.93	2.01

The Company adopted ASC 842, Leases as of February 3, 2019 under the modified retrospective approach and has not revised comparative periods.

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis 13 Weeks Ended
	May 4, 2019	% of Revenue	May 5, 2018	% of Revenue
Total net revenue	$886,290	100.0%	$822,961	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	561,369	63.3%	518,518	63.0%

Gross profit	324,921	36.7%	304,443	37.0%
Selling, general and administrative expenses	230,741	26.0%	210,234	25.5%
Restructuring charges	1,543	0.2%	1,568	0.2%
Depreciation and amortization	44,791	5.1%	41,935	5.1%

Operating income	47,846	5.4%	50,706	6.2%
Other income, net	4,182	0.5%	502	0.0%

Income before income taxes	52,028	5.9%	51,208	6.2%
Provision for income taxes	11,276	1.3%	11,279	1.4%

Net income	$40,752	4.6%	$39,929	4.8%

Net income per basic share	$0.24		$0.23
Net income per diluted share	$0.23		$0.22
Weighted average common shares outstanding – basic	172,598		176,853
Weighted average common shares outstanding – diluted	174,073		178,273

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended May 4, 2019
	Operating income	Diluted income per common share
GAAP Basis	$47,846	$0.23
% of Revenue	5.4%
Add: Restructuring Charges(1):	1,543	0.01
Non-GAAP Basis	$49,389	$0.24
% of Revenue	5.6%

(1)	$1.5 million for pre-tax corporate restructuring charges, primarily consisting of severance and closure costs for our company-owned and operated stores in China

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended May 5, 2018
	Operating income	Diluted income per common share
GAAP Basis	$50,706	$0.22
% of Revenue	6.2%
Add: Restructuring Charges(1):	1,568	0.01
Non-GAAP Basis	$52,274	$0.23
% of Revenue	6.4%

(1)	$1.6 million for pre-tax corporate restructuring charges, primarily consisting of corporate severance charges

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	First Quarter Comparable Sales
	2019	2018
American Eagle Outfitters, Inc. (1)	6%	9%
AE Total Brand (1)	4%	4%
aerie Total Brand (1)	14%	38%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	First Quarter 2019	Fiscal 2019 Guidance
Consolidated stores at beginning of period	1,055	1,055
Consolidated stores opened during the period
AE Brand	7	15 – 20
Aerie stand-alone	4	35 – 40
Tailgate Clothing Co.	0	0
Todd Snyder	0	0
Consolidated stores closed during the period
AE Brand	(5)	(10) – (15)
Aerie stand-alone	0	(5) – (10)

Total consolidated stores at end of period	1,061	1,080 – 1,100
AE Brand	936
Aerie stand-alone	119
Aerie side-by-side(2)	151
Tailgate Clothing Co.	5
Todd Snyder	1
Stores remodeled and refurbished during the period	23	40 – 50
Total gross square footage at end of period (in ‘000)	6,662	Not Provided

International license locations at end of period (1)	235	261

Aerie Openings
Aerie stand-alone	4	35 – 40
Aerie side-by-side stores (2)
New AE store	2	10 – 15
Remodeled AE store	2	15 – 20

Total side-by-side	4	25 – 35

Total Aerie Openings	8	60 – 75

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.
(2)	Aerie side-by-side stores are included in the AE Brand store count as they are considered part of the AE Brand store to which they are attached.